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                                                                      EXHIBIT 11



                      PENFORD CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS



                                                 Quarter Ended
                                                   November 30
                                          -----------------------------
                                             1997              1996
                                          -----------       -----------
PRIMARY:

Net income                                 $  497,000        $1,407,000
                                           ==========        ==========

Weighted average number of
       shares outstanding                   7,268,036         6,851,257

Net effect of dilutive stock options          262,454           141,801
                                          -----------       -----------

Adjusted shares outstanding                 7,530,490         6,993,058
                                          ===========       ===========

Earnings per share                        $      0.07       $      0.20
                                          ===========       ===========


FULLY DILUTED:

Net income                                 $  497,000       $1,407,000
                                           ==========       ==========

Weighted average number of
       shares outstanding                   7,268,036         6,851,257

Net effect of dilutive stock options          266,514           141,801
                                          -----------       -----------

Adjusted shares outstanding                 7,534,550         6,993,058
                                          ===========       ===========

Earnings per share                        $      0.07       $      0.20
                                          ===========       ===========